Exhibit 99.1


ELITE PHARMACEUTICALS PROVIDES UPDATE ON COMPANY'S PROGRESS AND PROJECTED MILESTONES

NORTHVALE, N.J.--(BUSINESS WIRE)--Sept. 12, 2006--Elite Pharmaceuticals, Inc. (AMEX: ELI) provided an update on the progress of the Company as a presenter at the Roth Capital's 2006 New York Conference last week.

Company Highlights

Abuse Resistant Oxycodone - ELI-216

-- The Company received approval from an Independent Review Board to initiate Phase II trials on its abuse resistant oxycodone product, ELI-216, one of its two lead pain products. ELI-216 is a combination of a narcotic agonist, oxycodone hydrochloride, and an antagonist, naltrexone hydrochloride, formulated as a controlled release product to deter abuse of the drug. The product is intended for use in patients with moderate to severe chronic pain.

-- The Company reviewed positive results from its completed Phase I studies on ELI-216. The Phase I study demonstrated that Elite's proprietary technology for its abuse-resistant product performed as intended. Phase I results showed ELI-216 did not release quantifiable levels of naltrexone from an intact dosage, but when crushed, as done to abuse oxycodone, the dosage did release the naltrexone as intended.

-- Elite provided guidance as to the timeline of ELI-216 advancing through clinic trials to commercialization and stated that management expects to begin Phase III studies for ELI-216 by late 2007 and file the new drug application
(NDA) by the end of 2008. Based upon such timetable, the current expectation is to commercialize ELI-216 by 2009. Independent market research, commissioned by the Company, indicated a potential market of $800M for ELI-216.

Once-daily Oxycodone - ELI-154

-- The Company reviewed the results from its Phase I studies on ELI-154, its second lead pain product. Phase I results supports the conclusion that Elite's formulation of a once-daily oxycodone provided sustained blood levels of the active ingredient over a 24-hour period while achieving similar levels of drug in the early and latter parts of the same period, thereby demonstrating the potential of ELI-154 as a once-daily product.

-- Elite provided guidance on the timeline of ELI-154 advancing through clinical trials to commercialization and stated that management expects to begin Phase III studies for ELI-154 in 2007 and file the NDA by early 2008. Based upon such timetable, the expectation is to commercialize ELI-154 by 2009. Independent market research, commissioned by the Company, indicates a potential market of $400M for ELI-154.

Other Progress

-- Elite has successfully scaled up Lodrane 24D(R) and is preparing for its launch this product with the Company's partner, ECR Pharmaceuticals located in Richmond, VA. Lodrane 24D is a once-daily antihistamine with a decongestant. This will be Elite's second commercialized product. The overall oral antihistamine market in 2004 was approximately $3 billion.

-- In the last 12 months, the Company has put in place four strategic partnerships for development of its generic product pipeline. These partnerships are with Pliva Inc. in East Hanover, NJ, IntelliPharmaCeutics Corporation in Toronto, Canada, and two with Orit Labs, LLC in West Caldwell, NJ. The addressable market for Elite's current pipeline of products exceeds $6 billion.


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-- The Company has grown its employee base and has hired additional key experienced personnel in the areas of analytics and quality control, formulation development and quality assurance. These additional employees complement Elite's existing team of scientists and researchers. Currently Elite has 31 employees.

-- The Company has expanded its GMP- and DEA-approved facilities to 24,000 square feet by building 4,000 additional square feet of GMP inventory space.

Future Milestones

-- The Company expects the Phase II study for ELI-216 to continue into early 2007. Elite also expects to have a clinical guidance meeting with the FDA regarding the entire clinical program for ELI-216 shortly.

-- Elite expects to have a clinical guidance meeting with the FDA in early 2007 to discuss the entire clinical program for ELI-154. Based on the outcome of that meeting, the Company expects to initiate Phase III studies in 2007.

-- The Company expects to launch its second once-daily allergy product Lodrane 24D(R) by the end of 2006. This will complement Lodrane 24(R) which the Company and its partner, ECR Pharmaceuticals, already have on the market.

-- In addition to its pain portfolio, the Company continues to advance its partnered generic product candidates.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
Investor Relations
The Investor Relations Group
Dian Griesel/ Antima "Taz" Sadhukhan
Phone: 212-825-3210

For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations
Phone: 518-398-6222
E-Mail: dwill@willstar.net
Website: www.elitepharma.com



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